Exhibit 5.1

Hunton Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
+1.713.220.4200 Phone
+1.713.220.4285 Fax
HuntonAK.com

July 30, 2021

Sunlight Financial Holdings Inc.

101 N. Tyron Street

Suite 1000

Charlotte, NC, 28246

Ladies and Gentlemen:

We have acted as special counsel to Sunlight Financial Holdings Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-1 (the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “SEC”) on July 30, 2021 pursuant to the Securities Act of 1933, as amended (the “Securities Act”) in connection with the registration of:

(i)	17,250,000 shares of the Company’s Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”) issuable upon the exercise of the Company’s publicly traded warrants (the “Public Warrants”);

(ii)	9,900,000 shares of the Class A Common Stock issuable upon exercise of the Company’s private placement warrants issued to Spartan Acquisition Sponsor II LLC (the “Private Placement Warrants”);

(iii)	627,780 shares of the Class A Common Stock issuable upon exercise of the Tech Capital Warrants (as defined in the Registration Statement) (the “Tech Capital Warrants”);

(iv)	1,712,711 shares of the Class A Common Stock held or to be held by the Company in respect of net withholding tax payments of certain recipients of the Class A Common Stock as consideration in connection with the Business Combination (as defined in the Registration Statement), including recipients of shares constituting consideration issued in the Business Combination as such shares are released from escrow upon the satisfaction of applicable vesting requirements (the “Withheld Shares”);

(v)	124,011,592 shares of the Class A Common Stock held by certain selling stockholders named in the Registration Statement or their permitted transferees (the “Selling Stockholder Shares”); and

(vi)	Warrants to purchase 9,900,000 shares of the Class A Common Stock held by certain holders thereof and issued pursuant to the Warrant Agreement, dated as of November 24, 2020 (the “Warrant Agreement”), between the Company and Continental Stock Transfer & Trust Company (the “Resale Warrants”; and together with the Public Warrants, the Private Placement Warrants and the Tech Capital Warrants, the “Warrants”).

ATLANTA AUSTIN BANGKOK BEIJING BOSTON BRUSSELS CHARLOTTE DALLAS DUBAI HOUSTON LONDON

LOS ANGELES MIAMI NEW YORK NORFOLK RICHMOND SAN FRANCISCO THE WOODLANDS TOKYO TYSONS WASHINGTON, DC

www.HuntonAK.com

Sunlight Financial Holdings Inc.

July 30, 2021

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S K under the Securities Act.

In rendering the opinions set forth herein, we have read and examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement, (b) the Warrant Agreement, (c) the Certificate of Incorporation of the Company (d) the By-Laws of the Company, and (e) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed, without independent investigation, (a) the genuineness of the signatures on all documents that we have examined, (b) the legal capacity of all natural persons, (c) the authenticity of all documents supplied to us as originals, (d) the conformity to the authentic originals of all documents supplied to us as certified, photostatic, facsimile, electronic or otherwise reproduced copies, (e) the authenticity of the originals of such latter documents, and (f) that each agreement we have examined was duly executed and delivered by the parties thereto and constitutes the legal, valid and binding obligations of the parties thereto (other than the Company to the extent that we express our opinion in paragraph 1 below). As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied, to the extent we deem appropriate, upon (a) oral or written statements and representations of officers and other representatives of the Company and others, and (b) statements and certifications of public officials and others. We have assumed that each of the Resale Warrants is in the form attached as Exhibit A to the Warrant Agreement.

Our opinions expressed herein are limited to the General Corporation Law of the State of Delaware and the applicable laws of the State of New York, and we express no opinion as to the laws of any other jurisdiction.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.	The Resale Warrants constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.	When issued, delivered and paid for upon exercise of the Warrants and in accordance with the terms of the Warrants, the Class A Common Stock issued pursuant to the Warrants (the “Warrant Shares”) will be validly issued, fully paid and nonassessable.

3.	The Withheld Shares and the Selling Stockholder Shares are validly issued, fully paid and nonassessable.

Sunlight Financial Holdings Inc.

July 30, 2021

With respect to the Warrants and the Warrant Shares, we express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of Class A Common Stock, future issuances of securities of the Company, including the Warrant Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Warrants, may cause the Warrants to be exercisable for more shares of Class A Common Stock than the number that then remain authorized but unissued. Further, we have assumed that any exercise price set forth in the Warrants will not be adjusted to an amount below the par value per share of the shares of Class A Common Stock.

Our opinion in paragraph 1 above may be (i) limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally; and (ii) subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, the possible unavailability of specific performance, injunctive relief or any other equitable remedy and concepts of materiality, reasonableness, good faith and fair dealing. We express no opinion as to any provisions set forth or incorporated in the Resale Warrants that purport to exclude the application of mandatory choice of law rules or relate to severability, submission to jurisdiction of courts or waiver of rights.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in law

Very truly yours,

/s/ Hunton Andrews Kurth LLP